Filed Pursuant to Rule 424(b)(2)

Registration No. 333-294072

who

Pricing Supplement dated July 29, 2026

(To Stock-Linked Underlying Supplement dated June 4, 2026,

Prospectus Supplement dated June 4, 2026, and Prospectus dated June 4, 2026)

Canadian Imperial Bank of Commerce

Senior Global Medium-Term Notes

$943,000 Contingent Coupon (with Memory) Barrier Notes Linked to the Worst Performing of the Common Shares of Abbott Laboratories, the Class A ordinary shares of Accenture plc and the Common Stock of 3M Company due August 1, 2029

●The Contingent Coupon (with Memory) Barrier Notes (the “notes”) will provide monthly Contingent Coupon Payments of $11.89 per $1,000 principal amount (or 1.189% of the principal amount, equivalent to 14.268% per annum), as well as any previously unpaid Contingent Coupon Payments with respect to prior Coupon Determination Dates as described in the paragraph below if, and only if, the Closing Price of the Worst Performing Reference Stock on the applicable monthly Coupon Determination Date is greater than or equal to its Coupon Barrier Price (50% of its Initial Price).

●If a Contingent Coupon Payment is not payable on a Coupon Payment Date because the Closing Price of the Worst Performing Reference Stock on the relevant Coupon Determination Date is less than its Coupon Barrier Price, such Contingent Coupon Payment will become payable on a later Coupon Payment Date if, and only if, the Closing Price of the Worst Performing Reference Stock on such later Coupon Determination Date is greater than or equal to its Coupon Barrier Price. For the avoidance of doubt, once a previously unpaid Contingent Coupon Payment has been paid on a later Coupon Payment Date, it will not be paid again on any subsequent Coupon Payment Date.

●The Payment at Maturity will depend on the Final Price of the Worst Performing Reference Stock and will be calculated as follows:

a.If the Final Price of the Worst Performing Reference Stock is greater than or equal to its Principal Barrier Price (50% of its Initial Price): the sum of (i) the principal amount and (ii) the final Contingent Coupon Payment (with Memory).

b.If the Final Price of the Worst Performing Reference Stock is less than its Principal Barrier Price: (i) the principal amount plus (ii) the product of the principal amount multiplied by the Percentage Change of the Worst Performing Reference Stock. In this case, you will lose some or all of the principal amount at maturity. Even with any Contingent Coupon Payments (with Memory), the return on the notes could be negative.

●The notes will not be listed on any securities exchange.

●The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

The notes are unsecured obligations of the Bank and any payments on the notes are subject to the credit risk of the Bank. The notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation, or any other government agency or instrumentality of Canada, the United States or any other jurisdiction. The notes are not bail-inable debt securities (as defined on page 6 of the prospectus).

Neither the Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved of these notes or determined if this pricing supplement or the accompanying underlying supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the notes involves risks not associated with an investment in ordinary debt securities. See “Additional Risk Factors” beginning on page PS-8 of this pricing supplement, and “Risk Factors” beginning on page S-1 of the accompanying underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus.

	Price to Public (Initial Issue Price)	Underwriting Discount(1)	Proceeds to Issuer
Per Note	$1,000.00	$0.00	$1,000.00
Total	$943,000.00	$0.00	$943,000.00

(1)CIBC World Markets Corp. (“CIBCWM”), acting as agent for the Bank, will not receive any underwriting discount in connection with the distribution of the notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-18 of this pricing supplement.

The initial estimated value of the notes on the Trade Date as determined by the Bank is $912.20 per $1,000 principal amount of the notes, which is less than the price to public. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

We will deliver the notes in book-entry form through the facilities of The Depository Trust Company (“DTC”) on July 31, 2026 against payment in immediately available funds.

CIBC Capital Markets

ADDITIONAL TERMS OF THE NOTES

You should read this pricing supplement together with the prospectus dated June 4, 2026 (the “prospectus”), the prospectus supplement dated June 4, 2026 (the “prospectus supplement”) and the Stock-Linked Underlying Supplement dated June 4, 2026 (the “underlying supplement”).  Information in this pricing supplement supersedes information in the underlying supplement, the prospectus supplement and the prospectus to the extent it is different from that information. Certain terms used but not defined herein will have the meanings set forth in the underlying supplement, the prospectus supplement or the prospectus.

You should rely only on the information contained in or incorporated by reference in this pricing supplement and the accompanying underlying supplement, the prospectus supplement and the prospectus. This pricing supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this pricing supplement and the accompanying underlying supplement, the prospectus supplement and the prospectus, and in the documents referred to in those documents and which are made available to the public. We, CIBCWM and our other affiliates have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We and CIBCWM are not making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this pricing supplement or the accompanying underlying supplement, the prospectus supplement or the prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this pricing supplement nor the accompanying underlying supplement, the prospectus supplement or the prospectus constitutes an offer, or an invitation on behalf of us or CIBCWM, to subscribe for and purchase any of the notes and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this pricing supplement are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires.

You may access the underlying supplement, the prospectus supplement and the prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

●Underlying supplement dated June 4, 2026:

https://www.sec.gov/Archives/edgar/data/1045520/000191870426015693/form424b5.htm

●Prospectus supplement dated June 4, 2026:

https://www.sec.gov/Archives/edgar/data/1045520/000191870426015691/form424b5.htm

●Prospectus dated June 4, 2026:
https://www.sec.gov/Archives/edgar/data/1045520/000110465926070439/tm267331d5_424b3.htm

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in the underlying supplement, the prospectus supplement and the prospectus. See “Additional Terms of the Notes” in this pricing supplement.

Issuer:	Canadian Imperial Bank of Commerce
Reference Asset:

The worst performing of the common shares of Abbott Laboratories (Bloomberg ticker: ABT) (the “ABT”), the Class A ordinary shares of Accenture plc (Bloomberg ticker: ACN) (the “ACN”) and the common stock of 3M Company (Bloomberg ticker: MMM) (the “MMM”) (each, a “Reference Stock” and together, the “Reference Stocks”)

Principal Amount:	$1,000 per note
Aggregate Principal Amount:	$943,000
Term:	Approximately three years
Strike Date:	July 28, 2026
Trade Date:	July 29, 2026
Original Issue Date:	July 31, 2026
Final Valuation Date:

July 30, 2029, subject to postponement as described under “Certain Terms of the Notes—Valuation Dates—For Notes Where the Reference Asset Consists of Multiple Reference Stocks” in the underlying supplement.

Maturity Date:	August 1, 2029 subject to postponement as described under “Certain Terms of the Notes—Interest Payment Dates, Coupon Payment Dates, Call Payment Dates and Maturity Date” in the underlying supplement.
Contingent Coupon Payment (with Memory):

On each Coupon Payment Date, you will receive a Contingent Coupon Payment of $11.89 per $1,000 principal amount (or 1.189% of the principal amount, equivalent to 14.268% per annum), as well as any previously unpaid Contingent Coupon Payments with respect to prior Coupon Determination Dates, if, and only if, the Closing Price of the Worst Performing Reference Stock on the related Coupon Determination Date is greater than or equal to its Coupon Barrier Price.

If the Closing Price of the Worst Performing Reference Stock on any Coupon Determination Date is less than its Coupon Barrier Price, you will not receive any Contingent Coupon Payment on the related Coupon Payment Date. However, such Contingent Coupon Payment will be payable on a later Coupon Payment Date if, and only if, the Closing Price of the Worst Performing Reference Stock on such later Coupon Determination Date is greater than or equal to its Coupon Barrier Price.  For the avoidance of doubt, once a previously unpaid Contingent Coupon Payment has been paid on a later Coupon Payment Date, it will not be paid again on any subsequent Coupon Payment Date.

If the Closing Price of the Worst Performing Reference Stock is less than its Coupon Barrier Price on each monthly Coupon Determination Date, you will not receive any Contingent Coupon Payments over the term of the notes.

Coupon Barrier Price:	$53.64 with respect to ABT, $82.33 with respect to ACN, and $91.24 with respect to MMM, each of which is 50% of its Initial Price (rounded to two decimal places for ABT).
Coupon Determination Dates and Coupon Payment Dates:

Monthly. Each expected Coupon Determination Date and the corresponding Coupon Payment Date are as set forth below:

Coupon Determination Dates*

Coupon Payment Dates**

1

August 31, 2026

September 2, 2026

2

September 29, 2026

October 1, 2026

3

October 29, 2026

November 2, 2026

4

November 30, 2026

December 2, 2026

5

December 29, 2026

December 31, 2026

6

January 29, 2027

February 2, 2027

7

March 1, 2027

March 3, 2027

8

March 29, 2027

March 31, 2027

9

April 29, 2027

May 3, 2027

10

June 1, 2027

June 3, 2027

11

June 29, 2027

July 1, 2027

12

July 29, 2027

August 2, 2027

13

August 30, 2027

September 1, 2027

14

September 29, 2027

October 1, 2027

15

October 29, 2027

November 2, 2027

16

November 29, 2027

December 1, 2027

17

December 29, 2027

December 31, 2027

18

January 31, 2028

February 2, 2028

19

February 29, 2028

March 2, 2028

20

March 29, 2028

March 31, 2028

21

May 1, 2028

May 3, 2028

22

May 30, 2028

June 1, 2028

23

June 29, 2028

July 3, 2028

24

July 31, 2028

August 2, 2028

25

August 29, 2028

August 31, 2028

26

September 29, 2028

October 3, 2028

27

October 30, 2028

November 1, 2028

28

November 29, 2028

December 1, 2028

29

December 29, 2028

January 3, 2029

30

January 29, 2029

January 31, 2029

31

February 28, 2029

March 2, 2029

32

March 29, 2029

April 3, 2029

33

April 30, 2029

May 2, 2029

34

May 29, 2029

May 31, 2029

35

June 29, 2029

July 3, 2029

36

July 30, 2029
(the Final Valuation Date)

August 1, 2029
(the Maturity Date)

*Each Coupon Determination Date is subject to postponement as described under “Certain Terms of the Notes—Valuation Dates—For Notes Where the Reference Asset Consists of Multiple Reference Stocks” in the underlying supplement.

**Each Coupon Payment Date is subject to postponement as described under “Certain Terms of the Notes—Interest Payment Dates, Coupon Payment Dates, Call Payment Dates and Maturity Date” in the underlying supplement.

Payment at Maturity:

For each note, the Payment at Maturity will be based on the Final Price of the Worst Performing Reference Stock and will be calculated as follows:

●If the Final Price of the Worst Performing Reference Stock is greater than or equal to its Principal Barrier Price:

Principal Amount + Final Contingent Coupon Payment (with Memory)

●If the Final Price of the Worst Performing Reference Stock is less than its Principal Barrier Price:

Principal Amount + (Principal Amount × Percentage Change of the Worst Performing Reference Stock)

In this case, you will lose some or all of the principal amount at maturity. Even with any Contingent Coupon Payments (with Memory), the return on the notes could be negative.

Percentage Change:	The “Percentage Change” with respect to each Reference Stock, expressed as a percentage, is calculated as follows: Final Price – Initial Price Initial Price
Principal Barrier Price:	$53.64 with respect to ABT, $82.33 with respect to ACN, and $91.24 with respect to MMM, each of which is 50% of its Initial Price (rounded to two decimal places for ABT).
Worst Performing Reference Stock:

On any Coupon Determination Date, including the Final Valuation Date, the “Worst Performing Reference Stock” is the Reference Stock that has the lowest Closing Price on that date as a percentage of its Initial Price.

Initial Price:

$107.27 with respect to ABT, $164.66 with respect to ACN, and $182.48 with respect to MMM, each of which was its Closing Price on the Strike Date, subject to adjustment as described under “Certain Terms of the Notes—Anti-Dilution Adjustments” in the underlying supplement.

Final Price:	For each Reference Stock, its Closing Price on the Final Valuation Date.
Calculation Agent:	Canadian Imperial Bank of Commerce.
CUSIP/ISIN:	13609FLG7 / US13609FLG71
Fees and Expenses:

The price at which you purchase the notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the notes.

HYPOTHETICAL PAYMENT AT MATURITY

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the Final Price of any Reference Stock relative to its Initial Price. We cannot predict the Closing Price of any Reference Stock on any Coupon Determination Date, including the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Stocks or return on the notes. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the Payment at Maturity on a $1,000 investment in the notes for a hypothetical range of Percentage Changes of the Worst Performing Reference Stock from -100% to +100%. The following results are based solely on the assumptions outlined below.  The “Hypothetical Return on the Notes” as used below is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 principal amount to $1,000. The potential returns described below assume that the notes are held to maturity and that all Contingent Coupon Payments with respect to the Coupon Determination Dates prior to the Final Valuation Date have been paid prior to maturity. The following table and examples are based on the following terms:

Principal Amount:$1,000

Contingent Coupon Payment: $11.89 (or 1.189% of the principal amount, equivalent to 14.268% per annum)

Hypothetical Initial Price of the Worst Performing Reference Stock: $100

Hypothetical Principal Barrier Price of the Worst Performing Reference Stock: $50 (50% of its Initial Price)

Hypothetical Final Price of the Worst Performing Reference Stock	Hypothetical Percentage Change of the Worst Performing Reference Stock	Hypothetical Payment at Maturity	Hypothetical Return on the Notes (Excluding Any Contingent Coupon Payments Prior to Maturity and Assuming All Previous Contingent Coupon Payments Have Been Paid Prior to Maturity)
$200.00	100.00%	$1,011.89 (1)	1.189%
$150.00	50.00%	$1,011.89	1.189%
$125.00	25.00%	$1,011.89	1.189%
$100.00(2)	0.00%	$1,011.89	1.189%
$80.00	-20.00%	$1,011.89	1.189%
$70.00	-30.00%	$1,011.89	1.189%
$65.00	-35.00%	$1,011.89	1.189%
$50.00(3)	-50.00%	$1,011.89	1.189%
$49.00	-51.00%	$490.00	-51.000%
$40.00	-60.00%	$400.00	-60.000%
$25.00	-75.00%	$250.00	-75.000%
$0.00	-100.00%	$0.00	-100.000%

(1)Assuming all Contingent Coupon Payments with respect to the Coupon Determination Dates prior to the Final Valuation Date have been paid prior to maturity, the Payment at Maturity will not exceed the principal amount plus the final Contingent Coupon Payment.

(2)The hypothetical Initial Price of $100 used in these examples has been chosen for illustrative purposes only. The actual Initial Price of each Reference Stock is set forth on page PS-4 of this document.

(3)This is the hypothetical Principal Barrier Price of the Worst Performing Reference Stock.

The following examples indicate how the Payment at Maturity would be calculated with respect to a hypothetical $1,000 investment in the notes, assuming that all Contingent Coupon Payments with respect to the Coupon Determination Dates prior to the Final Valuation Date have been paid and the notes are held to maturity.

Example 1: The Percentage Change of the Worst Performing Reference Stock Is 50.00%.

Because the Final Price of the Worst Performing Reference Stock is greater than or equal to its Principal Barrier Price, the Payment at Maturity would be $1,011.89 per $1,000 principal amount, calculated as follows:

$1,000 + Final Contingent Coupon Payment

= $1,000 + ($1,000 × 1.189%)

= $1,011.89

Example 1 shows that, assuming all Contingent Coupon Payments with respect to the Coupon Determination Dates prior to the Final Valuation Date have been paid prior to maturity, the Payment at Maturity will be fixed at the principal amount plus the final Contingent Coupon Payment when the Final Price of the Worst Performing Reference Stock is at or above its Principal Barrier Price, regardless of the extent to which the price of the Worst Performing Reference Stock increases.

Example 2: The Percentage Change of the Worst Performing Reference Stock Is -20.00%.

Because the Final Price of the Worst Performing Reference Stock is greater than or equal to its Principal Barrier Price, the Payment at Maturity would be $1,011.89 per $1,000 principal amount, calculated as follows:

$1,000 + Final Contingent Coupon Payment

= $1,000 + ($1,000 × 1.189%)

= $1,011.89

Example 2 shows that, assuming all Contingent Coupon Payments with respect to the Coupon Determination Dates prior to the Final Valuation Date have been paid prior to maturity, the Payment at Maturity will equal the principal amount plus the final Contingent Coupon Payment when the Final Price of the Worst Performing Reference Stock is at or above its Principal Barrier Price, although the price of the Worst Performing Reference Stock has decreased moderately.

Example 3: The Percentage Change of the Worst Performing Reference Stock Is -75.00%.

Because the Final Price of the Worst Performing Reference Stock is less than its Principal Barrier Price, the Payment at Maturity would be $250.00 per $1,000 principal amount, calculated as follows:

$1,000 + ($1,000 × Percentage Change of the Worst Performing Reference Stock)

= $1,000 + ($1,000 × -75.00%)

= $250.00

Example 3 shows that you are exposed on a 1-to-1 basis to any decrease in the price of the Worst Performing Reference Stock from its Initial Price if its Final Price is less than its Principal Barrier Price. You may lose up to 100% of your principal amount at maturity. Even with any Contingent Coupon Payments (with Memory), the return on the notes could be negative.

These examples illustrate that you will not participate in any appreciation of any Reference Stock, but will be fully exposed to a decrease in the Worst Performing Reference Stock if the Final Price of the Worst Performing Reference Stock is less than its Principal Barrier Price, even if the Final Price of the other Reference Stock has appreciated or has not declined below its Principal Barrier Price.

INVESTOR CONSIDERATIONS

The notes are not appropriate for all investors. The notes may be an appropriate investment for you if:

●You believe that the Closing Price of each Reference Stock will be at or above its Coupon Barrier Price on most or all of the Coupon Determination Dates, and the Final Price of the Worst Performing Reference Stock will be at or above its Principal Barrier Price.

●You seek an investment with monthly Contingent Coupon Payments of $11.89 per $1,000 principal amount (or 1.189% of the principal amount, equivalent to 14.268% per annum) if, and only if, the Closing Price of the Worst Performing Reference Stock on the applicable Coupon Determination Date is greater than or equal to its Coupon Barrier Price.

●You are willing to lose a substantial portion or all of the principal amount of the notes if the Final Price of the Worst Performing Reference Stock is less than its Principal Barrier Price.

●You are willing to accept the risk that you may not receive any Contingent Coupon Payments (with Memory) on most or all of the Coupon Payment Dates and may lose up to 100% of the principal amount of the notes at maturity.

●You are willing to invest in the notes based on the fact that your maximum potential return is the sum of any Contingent Coupon Payments (with Memory) payable on the notes.

●You are willing to forgo participation in any appreciation of any Reference Stock.

●You understand that the return on the notes will depend solely on the performance of the Worst Performing Reference Stock on each Coupon Determination Date and consequently, the notes are riskier than alternative investments linked to only one of the Reference Stocks or linked to a basket composed of the Reference Stocks.

●You do not seek certainty of current income over the term of the notes.

●You are willing to forgo dividends or other distributions paid on the Reference Stocks.

●You are willing to hold the notes to maturity and you do not seek an investment for which there will be an active secondary market.

●You are willing to assume the credit risk of the Bank for any payments under the notes.

The notes may not be an appropriate investment for you if:

●You believe that the Closing Price of at least one Reference Stock will be below its Coupon Barrier Price on most or all of the Coupon Determination Dates, and the Final Price of the Worst Performing Reference Stock will be below its Principal Barrier Price.

●You believe that the Contingent Coupon Payments (with Memory), if any, will not provide you with your desired return.

●You are unwilling to lose a substantial portion or all of the principal amount of the notes if the Final Price of the Worst Performing Reference Stock is less than its Principal Barrier Price.

●You are unwilling to accept the risk that you may not receive any Contingent Coupon Payments (with Memory) on most or all of the Coupon Payment Dates and may lose up to 100% of the principal amount of the notes at maturity.

●You seek full payment of the principal amount of the notes at maturity.

●You seek an uncapped return on your investment.

●You seek exposure to the upside performance of any or each Reference Stock.

●You seek exposure to a basket composed of the Reference Stocks or a similar investment in which the overall return is based on a blend of the performances of the Reference Stocks, rather than solely on the Worst Performing Reference Stock.

●You seek certainty of current income over the term of the notes.

●You want to receive dividends or other distributions paid on the Reference Stocks.

●You are unable or unwilling to hold the notes to maturity or you seek an investment for which there will be an active secondary market.

●You are not willing to assume the credit risk of the Bank for all payments under the notes.

The investor suitability considerations identified above are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review ‘‘Additional Risk Factors’’ below for risks related to the notes.

ADDITIONAL RISK FACTORS

An investment in the notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Risk Factors” beginning on page S-1 of the accompanying underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus.

You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying underlying supplement, the prospectus supplement and the prospectus.

Structure Risks

You may lose all or a substantial portion of the principal amount of your notes.

The notes do not guarantee any return of principal. The repayment of any principal on the notes at maturity depends on the Final Price of the Worst Performing Reference Stock. The Bank will only repay you the full principal amount of your notes if the Final Price of the Worst Performing Reference Stock is equal to or greater than its Principal Barrier Price. If the Final Price of the Worst Performing Reference Stock is less than its Principal Barrier Price, you will lose 1% of the principal amount for each percentage point that the Final Price of the Worst Performing Reference Stock is less than its Initial Price. You may lose a substantial portion or all of the principal amount. Even with any Contingent Coupon Payments (with Memory), the return on the notes could be negative.

The notes do not provide for fixed payments of interest and you may receive no Contingent Coupon Payments (with Memory) on most or all of the Coupon Payment Dates.

On each Coupon Payment Date, you will receive a Contingent Coupon Payment (with Memory) if, and only if, the Closing Price of the Worst Performing Reference Stock on the related Coupon Determination Date is greater than or equal to its Coupon Barrier Price. Although the notes have a memory coupon feature, if the Closing Price of the Worst Performing Reference Stock is less than its Coupon Barrier Price on each Coupon Determination Date over the term of the notes, you will not receive any Contingent Coupon Payments (with Memory) over the entire term of the notes, and you will not receive a positive return on your notes. Generally, this non-payment of the Contingent Coupon Payment (with Memory) coincides with a period of greater risk of principal loss on your notes. Even if all of the Contingent Coupon Payments (with Memory) are paid during the term of the notes, the payments may be at irregular intervals, and a significant portion of the term of the notes may pass without any payments being made.

You will not participate in any appreciation of any Reference Stock and your return on the notes will be limited to the Contingent Coupon Payments (with Memory) paid on the notes, if any.

The Payment at Maturity will not exceed the sum of the principal amount and the final Contingent Coupon Payment (with Memory), and any positive return you receive on the notes will be composed solely of the sum of any Contingent Coupon Payments (with Memory) received prior to and at maturity. You will not participate in any appreciation of any Reference Stock. Therefore, if the appreciation of any Reference Stock exceeds the sum of the Contingent Coupon Payments (with Memory) paid to you, if any, the notes will underperform an investment in securities linked to that Reference Stock providing full participation in the appreciation. Accordingly, the return on the notes may be less than the return would be if you made an investment in securities directly linked to the positive performance of the Reference Stocks.

Higher Contingent Coupon Payment or lower Principal Barrier Price are generally associated with Reference Stocks with greater expected volatility and therefore can indicate a greater risk of loss.

“Volatility” refers to the frequency and magnitude of changes in the price of a Reference Stock. The greater the expected volatility with respect to a Reference Stock on the Trade Date, the higher the expectation as of the Trade Date that the price of the Reference Stock could close below its Principal Barrier Price on the Final Valuation Date, indicating a higher expected risk of loss on the notes. This greater expected risk will generally be reflected in a higher Contingent Coupon Payment than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Coupon Barrier Price or a higher Contingent Coupon Payment) than for similar securities linked to the performance of the Reference Stocks with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Contingent Coupon Payment may indicate an increased risk of loss. Further, a relatively lower Principal Barrier Price may not necessarily indicate that the notes have a greater likelihood of a repayment of principal at maturity. The volatility of a Reference Stock can change significantly over the term of the notes. The price of a Reference Stock for your notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Reference Stocks and the potential to lose some or all of your principal at maturity.

The notes are subject to the full risks of the Worst Performing Reference Stock and will be negatively affected if any Reference Stock performs poorly, even if the other Reference Stock performs favorably.

You are subject to the full risks of the Worst Performing Reference Stock. If the Worst Performing Reference Stock performs poorly, you will be negatively affected, even if the other Reference Stock performs favorably. The notes are not linked to a basket composed of the Reference Stocks, where the better performance of one Reference Stock could offset the poor performance of the other. Instead, you are subject to the full risks of the Worst Performing Reference Stock on each Coupon Determination Date. As a result, the notes are riskier than an alternative investment linked to only one of the Reference Stocks or linked to a basket composed of the Reference Stocks. You should not invest in the notes unless you understand and are willing to accept the full downside risks of the Worst Performing Reference Stock.

You will be subject to risks resulting from the relationship among the Reference Stocks.

It is preferable from your perspective for the Reference Stocks to be correlated with each other so that their prices will tend to increase or decrease at similar times and by similar magnitudes. By investing in the notes, you assume the risk that the Reference Stocks may not exhibit this relationship. The less correlated the Reference Stocks, the more likely it is that any one of the Reference Stocks will be performing poorly at any time over the term of the notes. All that is necessary for the notes to perform poorly is for one of the Reference Stocks to perform poorly; the performance of the better performing Reference Stocks is not relevant to your return on the notes. It is impossible to predict what the relationship among the Reference Stocks will be over the term of the notes. Although the Reference Stocks operate in the same industries or sectors of the U.S. equity market, and the Reference Stocks may not perform similarly over the term of the notes.

The payments on the notes are not linked to the price of the Reference Stocks at any time other than the Coupon Determination Dates.

The payments on the notes will be based on the Closing Price of each Reference Stock on the Coupon Determination Dates. Therefore, for example, if the Closing Price of a Reference Stock declined as of a Coupon Determination Date below its Coupon Barrier Price, the relevant Contingent Coupon Payment (with Memory) will not be payable. Similarly, if the Final Price of the Worst Performing Reference Stock declined as of the Final Valuation Date below its Principal Barrier Price, the Payment at Maturity may be significantly less than it would otherwise have been had the Payment at Maturity been linked to the Closing Price of the Worst Performing Reference Stock prior to the Final Valuation Date. Although the actual price of a Reference Stock at other times during the term of the notes may be higher than its Closing Price on a Coupon Determination Date, the payments on the notes will not benefit from the Closing Price of such Reference Stock at any time other than the Coupon Determination Dates.

Reference Asset Risks

The notes are subject to non-U.S. securities markets risk.

An investment in securities linked to the value of non-U.S. companies, such as Accenture plc, involves risks associated with the home country of such non-U.S. companies. The prices of such non-U.S. companies’ common equity securities may be affected by political, economic, financial and social factors in the home country of such non-U.S. companies, including changes in such country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could adversely affect the value of the notes.

The notes will be subject to single stock risk.

The price of a Reference Stock can rise or fall sharply due to factors specific to that Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and prices, interest rates and economic and political conditions.

There will be limited anti-dilution protection.

For certain events affecting shares of a Reference Stock, such as stock splits or extraordinary dividends, the calculation agent may make adjustments which may adversely affect any payments on the notes. However, the calculation agent is not required to make an adjustment for every corporate action which affects the price of a Reference Stock. If an event occurs that does not require the calculation agent to adjust the price of a Reference Stock, the market value of the notes and the amount due on the notes may be materially and adversely affected.

Conflicts of Interest

Certain business, trading and hedging activities of us, the agent, and our other affiliates may create conflicts with your interests and could potentially adversely affect the value of the notes.

We, the agent, and our other affiliates may engage in trading and other business activities related to a Reference Stock that are not for your account or on your behalf. We, the agent, and our other affiliates also may issue or underwrite other financial instruments with returns based upon a Reference Stock. These activities may present a conflict of interest between your interest in the notes and the interests that we, the agent, and our other affiliates may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These trading and other business activities, if they adversely affect the price of any Reference Stock or secondary trading in your notes, could be adverse to your interests as a beneficial owner of the notes.

Moreover, we, the agent and our other affiliates play a variety of roles in connection with the issuance of the notes, including hedging our obligations under the notes and making the assumptions and inputs used to determine the pricing of the notes and the initial estimated value of the notes when the terms of the notes were set. We expect to hedge our obligations under the notes through the agent, one of our other affiliates, and/or another unaffiliated counterparty, which may include any dealer from which you purchase the notes. Any of these hedging activities may adversely affect the price of a Reference Stock and therefore the market value of the notes and the amount you will receive, if any, on the notes. In connection with such activities, the economic interests of us, the agent, and our other affiliates may be adverse to your interests as an investor in the notes. Any of these activities may adversely affect the value of the notes. In addition, because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging activity may result in a profit that is more or less than expected, or it may result in a loss. We, the agent, one or more of our other affiliates or any unaffiliated counterparty will retain any profits realized in hedging our obligations under the notes even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the agent, our other affiliates or any unaffiliated counterparty receive for the sale of the notes, which creates an additional incentive to sell the notes to you. We, the agent, our other affiliates or any unaffiliated counterparty will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes.

There are potential conflicts of interest between you and the calculation agent.

The calculation agent will determine, among other things, the amount of payments on the notes. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent will determine whether a Market Disruption Event affecting a Reference Stock has occurred, make a good faith estimate in its sole discretion of the Closing Price for an affected Reference Stock if the relevant Coupon Determination Date is postponed to the last possible day, and make certain anti-dilution adjustments with respect to a Reference Stock if certain corporate events occur. See “Certain Terms of the Notes—Valuation Dates—For Notes Where the Reference Asset Consists of Multiple Reference Stocks” and “—Anti-Dilution Adjustments” in the underlying supplement. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. The calculation agent will be required to carry out its duties in good faith and use its reasonable judgment. However, because we will be the calculation agent, potential conflicts of interest could arise. None of us, CIBCWM or any of our other affiliates will have any obligation to consider your interests as a holder of the notes in taking any action that might affect the value of your notes.

Tax Risks

The tax treatment of the notes is uncertain.

Significant aspects of the tax treatment of the notes are uncertain. You should consult your tax advisor about your own tax situation. See “United States Federal Income Tax Considerations” and “Certain Canadian Federal Income Tax Considerations” in this pricing supplement, “Material U.S. Federal Income Tax Consequences” in the underlying supplement and “Material Income Tax Consequences—Canadian Taxation” in the prospectus.

General Risks

Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes.

The notes are our senior unsecured debt obligations and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus and prospectus supplement, the notes will rank on par with all of our other unsecured and unsubordinated debt obligations, except such obligations as may be preferred by operation of law. Any payment to be made on the notes depends on our ability to satisfy our obligations as they come due. As a result, the actual and perceived creditworthiness of us may affect the market value of the notes and, in the event we were to default on our obligations, you may not receive the amounts owed to you under the terms of the notes. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. See “Description of Senior Debt Securities—Events of Default” in the accompanying prospectus.

The Bank’s initial estimated value of the notes is lower than the initial issue price (price to public) of the notes.

The initial issue price of the notes exceeds the Bank’s initial estimated value because costs associated with selling and structuring the notes, as well as hedging the notes, are included in the initial issue price of the notes. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

The Bank’s initial estimated value does not represent future values of the notes and may differ from others’ estimates.

The Bank’s initial estimated value of the notes is only an estimate, which was determined by reference to the Bank’s internal pricing models when the terms of the notes were set. This estimated value was based on market conditions and other relevant factors existing at that time, the Bank’s internal funding rate on the Trade Date and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater or less than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the market value of the notes could change significantly based on, among other things, changes in market conditions, including the prices of the Reference Stocks, the Bank’s creditworthiness, interest rate movements and other relevant factors, which may impact the price at which the agent or any other party would be willing to buy the notes from you in any secondary market transactions. The Bank’s initial estimated value does not represent a minimum price at which the agent or any other party would be willing to buy the notes in any secondary market (if any exists) at any time. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

The Bank’s initial estimated value of the notes was not determined by reference to credit spreads for our conventional fixed-rate debt.

The internal funding rate used in the determination of the Bank’s initial estimated value of the notes generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If the Bank were to have used the interest rate implied by our conventional fixed-rate debt, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate for market-linked notes had an adverse effect on the economic terms of the notes and the initial estimated value of the notes on the Trade Date, and could have an adverse effect on any secondary market prices of the notes. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

The notes will not be listed on any securities exchange and we do not expect a trading market for the notes to develop.

The notes will not be listed on any securities exchange. Although CIBCWM and/or its affiliates may purchase the notes from holders, they are not obligated to do so and are not required to make a market for the notes. There can be no assurance that a secondary market will develop for the notes. Because we do not expect that any market makers will participate in a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which CIBCWM and/or its affiliates are willing to buy your notes.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the notes to maturity.

INFORMATION REGARDING THE REFERENCE STOCKS

The information below are brief descriptions of the Reference Stocks. We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information.

Because each Reference Stock is registered under the Securities Exchange Act of 1934 (the “Exchange Act”), each Reference Stock Issuer is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Reference Stock Issuers can be located through the SEC’s website at http://www.sec.gov by reference to the applicable CIK number set forth below.

This document relates only to the notes and does not relate to the securities of any Reference Stock Issuer. None of us, CIBCWM or any of our other affiliates has participated or will participate in the preparation of any Reference Stock Issuer’s publicly available documents. None of us, CIBCWM or any of our other affiliates has made any due diligence inquiry with respect to any Reference Stock Issuer in connection with the offering of the notes. None of us, CIBCWM or any of our other affiliates makes any representation that the publicly available documents or any other publicly available information regarding the Reference Stock Issuers are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this document, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Reference Stocks, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Reference Stock Issuers could affect the prices of the Reference Stocks and therefore could affect your return on the notes. Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or the accompanying prospectus, the prospectus supplement or the underlying supplement. The selection of the Reference Stocks is not a recommendation to buy or sell shares of the Reference Stocks.

Abbott Laboratories

Abbott Laboratories is a health care products company. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-02189, or its CIK Code: 0000001800. Its common shares are listed on the New York Stock Exchange under the ticker symbol “ABT.”

Accenture plc

Accenture plc is a professional services company. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-34448, or its CIK Code: 0001467373. Its Class A ordinary shares are listed on the New York Stock Exchange under the ticker symbol “ACN.”

3M Company

3M Company is a technology company. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-03285, or its CIK Code: 0000066740. Its common stock is listed on the New York Stock Exchange under the ticker symbol “MMM.”

Historical Performance of the Reference Stocks

The following graphs set forth daily Closing Prices of the Reference Stocks for the period from January 1, 2021 to July 29, 2026. On July 29, 2026, the Closing Price was $108.00 for the ABT, $173.17 for the ACN and $177.95 for the MMM. We obtained the Closing Prices below from Bloomberg L.P. (“Bloomberg”) without independent verification. The historical performance of a Reference Stock should not be taken as an indication of its future performance, and no assurances can be given as to the price of any Reference Stock at any time during the term of the notes, including the Coupon Determination Dates. We cannot give you assurance that the performance of the Reference Stocks will result in the return of any of your investment.

Historical Performance of ABT

Source: Bloomberg

Historical Performance of ACN

Source: Bloomberg

Historical Performance of MMM

Source: Bloomberg

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a brief summary of the material U.S. federal income tax considerations relating to an investment in the notes. The following summary is not complete and is both qualified and supplemented by (although to the extent inconsistent supersedes) the discussion entitled “Material U.S. Federal Income Tax Consequences” in the underlying supplement, which you should carefully review prior to investing in the notes. It applies only to those U.S. Holders who are not excluded from the discussion of United States Taxation in the accompanying prospectus.

The U.S. federal income tax considerations of your investment in the notes are uncertain. No statutory, judicial or administrative authority directly discusses how the notes should be treated for U.S. federal income tax purposes. In the opinion of our tax counsel, Mayer Brown LLP, it would generally be reasonable to treat the notes as prepaid derivative contracts. Pursuant to the terms of the notes, you agree to treat the notes in this manner for all U.S. federal income tax purposes. If this treatment is respected, you should generally recognize capital gain or loss upon the sale, exchange or payment upon maturity in an amount equal to the difference between the amount you receive in such transaction and the amount that you paid for your notes. Such gain or loss should generally be treated as long-term capital gain or loss if you have held your notes for more than one year.  In addition, the tax treatment of the Contingent Coupon Payments is unclear. Although the tax treatment of the Contingent Coupon Payments is unclear, we intend to treat any Contingent Coupon Payments, including on the Maturity Date, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes.

The expected characterization of the notes is not binding on the U.S. Internal Revenue Service (the “IRS”) or the courts. It is possible that the IRS would seek to characterize the notes in a manner that results in tax consequences to you that are different from those described above or in the accompanying underlying supplement. For a more detailed discussion of certain alternative characterizations with respect to the notes and certain other considerations with respect to an investment in the notes, you should consider the discussion set forth in “Material U.S. Federal Income Tax Consequences” of the underlying supplement. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the notes for U.S. federal income tax or other tax purposes.

With respect to the discussion in the underlying supplement regarding “dividend equivalent” payments, the IRS has issued a notice that provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of the notes for U.S. federal income tax purposes. You should also consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a note pursuant to this pricing supplement and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with the Issuer and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the note; (c) does not use or hold and is not deemed to use or hold the note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the note; (e) is not a, and deals at arm’s length with any, “specified shareholder” of the Issuer for purposes of the thin capitalization rules in the Canadian Tax Act; and (f) is not an entity in respect of which the Issuer or any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of, loans or otherwise transfers the note is a “specified entity”, and is not a “specified entity” in respect of such a transferee, in each case, for purposes of the Hybrid Mismatch Rules, as defined below (a “Non-Resident Holder”). Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary assumes that no amount paid or payable to a holder described herein will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of the rules in the Canadian Tax Act with respect to “hybrid mismatch arrangements” (the “Hybrid Mismatch Rules”). Investors should note that the Hybrid Mismatch Rules are highly complex and there remains significant uncertainty as to their interpretation and application.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning notes under “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies, and having regard to the terms of the notes, interest payable on the notes should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by the Issuer on a note as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of notes to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

CIBCWM will purchase the notes from CIBC at the price to public set forth on the cover page of this pricing supplement for distribution to other registered broker-dealers, or will offer the notes directly to investors. CIBCWM or other registered broker-dealers will offer the notes at the price to public set forth on the cover page of this pricing supplement. CIBCWM will not receive any underwriting discounts in connection with the distribution of the notes.

CIBCWM is our affiliate, and is deemed to have a conflict of interest under FINRA Rule 5121. In accordance with FINRA Rule 5121, CIBCWM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

The Bank may use this pricing supplement in the initial sale of the notes.  In addition, CIBCWM or another of the Bank’s affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale.  Unless CIBCWM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by CIBCWM in a market-making transaction.

While CIBCWM may make markets in the notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. The price that it makes available from time to time after the Original Issue Date at which it would be willing to repurchase the notes will generally reflect its estimate of their value. That estimated value will be based upon a variety of factors, including then prevailing market conditions, our creditworthiness and transaction costs. However, for a period of approximately three months after the Trade Date, the price at which CIBCWM may repurchase the notes is expected to be higher than their estimated value at that time. This is because, at the beginning of this period, that price will not include certain costs that were included in the initial issue price, particularly our hedging costs and profits. As the period continues, these costs are expected to be gradually included in the price that CIBCWM would be willing to pay, and the difference between that price and CIBCWM’s estimate of the value of the notes will decrease over time until the end of this period. After this period, if CIBCWM continues to make a market in the notes, the prices that it would pay for them are expected to reflect its estimated value, as well as customary bid-ask spreads for similar trades. In addition, the value of the notes shown on your account statement may not be identical to the price at which CIBCWM would be willing to purchase the notes at that time, and could be lower than CIBCWM’s price. See the section titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The price at which you purchase the notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the notes. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the market value of your notes on the Original Issue Date.

THE BANK’S ESTIMATED VALUE OF THE NOTES

The Bank’s initial estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The Bank’s initial estimated value does not represent a minimum price at which CIBCWM or any other person would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Additional Risk Factors—The Bank’s initial estimated value of the notes was not determined by reference to credit spreads for our conventional fixed-rate debt” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s initial estimated value of the notes was determined when the terms of the notes were set based on market conditions and other relevant factors and assumptions existing at that time. See “Additional Risk Factors—The Bank’s initial estimated value does not represent future values of the notes and may differ from others’ estimates” in this pricing supplement.

The Bank’s initial estimated value of the notes is lower than the initial issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the initial issue price of the notes. These costs include the projected profits that our hedge counterparties, which may include our affiliates, expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Additional Risk Factors—The Bank’s initial estimated value of the notes is lower than the initial issue price (price to public) of the notes” in this pricing supplement.

VALIDITY OF THE NOTES

In the opinion of Blake, Cassels & Graydon LLP, as Canadian counsel to the Bank, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the indenture, and when the notes have been duly executed, authenticated and issued in accordance with the indenture, the notes will be validly issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signature, and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated March 5, 2026, which has been filed as Exhibit 5.2 to the Bank’s Registration Statement on Form F-3 filed with the SEC on March 5, 2026.

In the opinion of Mayer Brown LLP, when the notes have been duly completed in accordance with the indenture and issued and sold as contemplated by this pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus, the notes will constitute valid and binding obligations of the Bank, entitled to the benefits of the indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated March 5, 2026, which has been filed as Exhibit 5.1 to the Bank’s Registration Statement on Form F-3 filed with the SEC on March 5, 2026.